Exhibit 23.1


               Consent of Independent Certified Public Accountants

LMI Aerospace, Inc.
St. Louis, Missouri



We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statements (Form S-8 No. 333-70259 and No. 333-38090) pertaining to the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust, the Amended and Restated LMI Aerospace, Inc. 1998 Stock Option Plan, and the 1989 Employee Incentive Stock Option Plan of our report dated March 31, 2004, relating to the consolidated financial statements and financial schedule of LMI Aerospace, Inc., which appears in this Form 10-K/A for the year ended December 31, 2003. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

                                        /s/ BDO Seidman, LLP



Chicago, Illinois
May 5, 2004